EXHIBIT 99.1

For media relations questions:
Hannah Atteberry, Red Robin Gourmet Burgers, Inc.

media@redrobin.com

For investor relations questions:

Jeff Priester, ICR
investor@redrobin.com

RED ROBIN GOURMET BURGERS, INC. APPOINTS MARK GRAFF AS CHIEF FINANCIAL OFFICER

ENGLEWOOD, Colo., April 29, 2026 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) today announced that it has appointed Mark Graff as Chief Financial Officer, effective May 4. Graff succeeds Chris Meyer, who joined the company as Interim Chief Financial Officer in December 2025.

“The appointment of Mark Graff represents an important step forward for our organization. With his experience in financial strategy and operational excellence, Mark will play a key role in shaping our future and advancing our strategic priorities,” said Dave Pace, President and CEO of Red Robin. “We look forward to the leadership and perspective he will bring as we continue to execute on our First Choice Plan.”

Pace added, “I also want to extend my sincere thanks to Chris Meyer for stepping out of retirement to serve in an interim capacity and for providing continuity and steady leadership to our finance team and the entire organization as we conducted a thorough search for the right long-term candidate.”

With more than a decade at Bloomin’ Brands, Graff brings deep financial expertise and direct operational leadership to Red Robin. Most recently, he served as President of Bonefish Grill and Fine Dining, where he led a $900M business across more than 220 restaurants. Over the course of his tenure at Bloomin’ Brands, Graff held senior leadership roles across finance, strategy and investor relations, as well as leading global business development, capital planning and merger & acquisition initiatives. Earlier in his career, he worked at Deloitte Consulting and at Raymond James in investment banking. He holds a bachelor’s degree from The Pennsylvania State University.

“I’m honored to join Red Robin and look forward to partnering with the leadership team to maintain a strong focus on the company’s financial foundation, support its strategic priorities and drive sustainable, long-term growth,” said Graff.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos Pizza at select locations. It's easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. Sign up for the royal treatment by joining Red Robin Royalty® today and enjoy Bottomless perks and delicious rewards across nearly 500 Red Robin locations in the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

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